Exhibit 10.26
                                                                   -------------
                                    AGREEMENT

     THIS AGREEMENT made as of this 15th day of May, 2004.

A M O N G S T:

     ViBE dance & fitness studio, a division of ViBE Studio Productions Inc., a corporation incorporated pursuant to the laws of the Province of Ontario,

     (hereinafter called "ViBE")
                                                                  OF FIRST PART;

                                     - and -

     SBS Interactive, Co., a corporation incorporated pursuant to the laws of the State of Florida (hereinafter called "SBS")

                                                             OF THE SECOND PART;



     WHEREAS the parties hereto wish to enter into this agreement in order to make arrangements regarding the relationship between the two corporations.

     AND WHEREAS ViBE wishes to market, promote and sell the SBS keyer unit (the "Hardware") together with software required to play on the Hardware (the "Software")

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained, the parties hereto hereby covenant as follows:

1. ViBE shall have the right to sell the Hardware and Software at prices to be mutually agreed upon in writing by the parties.

2. ViBE agrees that it will make available to its customers all Software created by SBS provided they do not directly compete with the Software created by ViBE. ViBE shall create an order form which shall contain the corporate identity of SBS and shall be approved in writing by SBS.

3. ViBE agrees that all costs associated with the creation of ViBE Software shall be borne soley by ViBE. Prior to commencing production, SBS will provide ViBE an estimate of the costs of production. Within five (5) days



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     of receipt of the written estimate, ViBE shall pay to SBS an amount equal to 50% of the estimate. Upon receipt of a final invoice from the production facility SBS will invoice ViBE for the cost of the production of the Software and ViBE agrees to pay SBS the outstanding balance within five (5) days of the receipt of the invoice.

4. Any and all deposits received by ViBE for the purchase of Hardware and/or Software shall be forwarded to SBS along with a purchase order on the 1st of each month following the commencement of this Agreement.

5. ViBE shall be responsible for billing its customers and the collecting of all monies owing to ViBe in relation to the purchase of Hardware and/or Software.

6.   Profit Sharing:

        Hardware:   ViBE shall receive 50% of the profit on all hardware sales.
                    For greater certainty profit shall mean the sale price less the cost of the Hardware to SBS less any credit card fees if applicable.

        Software:   ViBE shall receive all profit from the sales of ViBE created
                    Software until such time as the ViBE share of the profit from Hardware and ViBE created Software equals the cost of production of the ViBE Software paid by ViBE to SBS, after which SBS will receive $5.00 per ViBE created Software sold.
                    ViBE shall receive $5.00 for each SBS created Software title sold by ViBE. For greater certainty, profit shall mean the sale price less the cost of production and manufacturing.

7. SBS agrees to provide ViBE with a quarterly statement reflecting all sales for which ViBE has a monetary entitlement to.

8. The parties agree that this agreement shall be governed by the laws of the Province of Ontario.

9. For purposes of this Agreement, SBS shall provide a breakdown of the costs in connection with the cost of the Hardware into its component parts so that the parties will have certainty in connection with what items pertain to the cost of the Hardware. For greater certainty, the cost of the Hardware shall not exceed One Hundred and Seventy ($170.00) Dollars. This same provision shall apply with regard to the cost associated with production and manufacturing of the Software produced by SBS.

10. SBS covenants and agrees to promptly provide the Hardware and/or Software ordered by ViBE in accordance with this Agreement for pick up and/or delivery to the Customer of ViBE.


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11.  SBS shall provide and be responsible for warranties in connection with the fitness, condition and performance of the Hardware and Software on the same terms and conditions as the warranty provided to SBS by its manufacturer. In addition, if any Hardware and/or Software requires replacement and/or repair, during the warranty period, then such cost shall be at the expense of SBS.

12. SBS covenants and agrees that it has applied for and obtained patents on all appropriate Hardware being sold to ViBE in accordance with the terms of this Agreement. In the event that any party challenges or sues ViBE in connection with such rights of sale, patents or any other similar rights, then SBS covenants and agrees to be responsible for all costs associated with the defence of such claims, including legal costs and indemnify ViBE accordingly, and ViBE shall cooperate with SBS in this connection.

13. SBS covenants and agrees that this Agreement shall continue in full force and effect for the remainder of the time period that the patent for such Hardware is valid and in effect in the United States. The parties acknowledge that this time frame is approximately 13 years.

14. The parties covenant and agree that ViBE shall be entitled to retain all property rights, including copyright, in any and all Software produced by it or produced by SBS exclusively for ViBE. SBS covenants and agrees to consent to or acknowledge any documents required in order to confirm such property ownership and/or copyright.

15. The parties acknowledge that ViBE may transfer and assign this Agreement to another corporation of which it or its principals shall have control. Upon such assignment, such assignor corporation shall be fully bound by the terms and provisions of this Agreement as if it were an original party hereto and the assignee corporation shall no longer have responsibilities pursuant to the terms of this Agreement.

16.  Intentionally deleted.

17.  Intentionally deleted.

18. The parties covenant and agree that during the term of this Agreement, and in consideration of the sum of TWO DOLLARS ($2.00) and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by SBS, ViBE shall have the right to sell the Hardware in Canada. It is agreed by SBS that in the event that ViBE notifies SBS in writing of its intention to approach a potential customer, and SBS acknowledges that such customer has not been previously contacted by SBS, ViBE shall have the exclusive right to deal with said potential customer for a period of ninety (90) days from the date of the written notice.

19. This Agreement shall enure to and be binding upon the parties hereto and their respective successors and assigns.

20. SBS covenants and agrees that it shall assist ViBE, acting reasonably, to help promote any of its Software, produced by ViBE in accordance with this Agreement.


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     IN WITNESS WHEREOF the parties hereto have duly executed this agreement this ______ day of _____________, 2004.

ViBE dance & fitness studio, a division of ViBE Studio Productions Inc.



Per:     /s/ Marnie Schwartz
     ---------------------------------------
         Name:   Marnie Schwartz
         Title:  Vice President




SBS Interactive, Co.



Per:     /s/ Todd Gotlieb
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         Todd Gotlieb, President





















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